Simpson Manufacturing Co., Inc. Announces the Acquisition of S&P Clever Reinforcement Company AG and S&P Reinforcement International AG.

PLEASANTON, Calif., Oct. 31, 2011 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) announced today that it entered into an agreement to purchase all of the shares of S&P Clever Reinforcement Company AG and S&P Reinforcement International AG (collectively "S&P Clever"), both companies incorporated under the laws of Switzerland, for 54 million Swiss Francs (equivalent, at the exchange rate on October 26, 2011, to $61.4 million), subject to post-closing adjustments. S&P Clever manufactures and sells engineered materials for repair, strengthening, and restoration of concrete and masonry construction and has operations in Switzerland, Germany, Portugal, Poland, The Netherlands and Austria. The transaction is expected to close in January 2012.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and fastening systems, stainless steel fasteners and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Barclay Simpson at (925) 560-9032.